                          STOCK OPTION AND TENDER AGREEMENT



     Stock Option and Tender Agreement (this "Agreement"), dated February 10, 1998, is by and among Wolters Kluwer U.S. Corporation, a Delaware corporation, ("PARENT"), MP Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent ("SUB"), and the stockholders set forth in SCHEDULE I hereto (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                                W I T N E S S E T H:

     WHEREAS, Parent, Sub, and Waverly, Inc., a Maryland corporation (the "Company") are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Sub has agreed to make a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $2.00 per share (the "COMMON STOCK"), of the Company at $39.00 per share (the "OFFER PRICE"), net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company.

     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, each of Parent and Sub has required that each Stockholder agree, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed, among other things, (i) to tender in the Offer all of the shares of Common Stock now owned or which may hereafter be acquired by such Stockholder (the "Shares"), (ii) to grant to Parent or Sub, as Parent shall designate (the "Optionee") the option to purchase the Shares in certain circumstances, (iii) as to certain Stockholders, to appoint Parent as such Stockholder's proxy under certain circumstances to vote the Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement, and (v) to restrict transfers or exercises of Company Options (as defined in Section 8 below), if any, held by such Stockholder except as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. TENDER OF SHARES. Each Stockholder severally (and not jointly) agrees to tender and sell to Parent and/or Sub pursuant to the Offer all of the Shares legally and/or beneficially owned by such Stockholder (as set forth on SCHEDULE I hereto) and that once tendered, each Stockholder agrees that such Shares will not be withdrawn from the Offer unless the Offer is terminated by Parent or Sub without any shares of Common Stock being purchased thereunder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall deliver to the depositary for the Offer, immediately following the commencement of the Offer, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery", if the Shares are not available.

     2.   STOCK OPTION.

          2.1 GRANT OF STOCK OPTION. Each Stockholder hereby grants to Optionee an irrevocable option (the "STOCK OPTION") on the terms and conditions set forth in this Section 2, to purchase all of the Shares legally and/or beneficially owned by such Stockholder (as set forth on SCHEDULE I hereto), at such time as Optionee may exercise the Stock Option during the Exercise Period (as defined below), at a purchase price equal to the Offer Price.

          2.2 EXERCISE OF STOCK OPTION. (a) The Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares, (i) if the Offer was terminated by Parent or Sub for the reasons set forth in (f) or (g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) or
(ii) in the case of the expiration of the Offer, if the Offer expired without the purchase of Shares thereunder either without satisfaction of the Minimum Condition (as defined in the Merger Agreement) or after the occurrence of circumstances giving rise to a right of termination by Parent or Sub for the reasons set forth in (f) or (g) of said Conditions of the Offer, in each case without any violation of the Offer or the Merger Agreement by Parent or Sub. Notice of exercise may be given at any time during the period (the "EXERCISE PERIOD") commencing on the date on which the Offer is terminated or expires (under the circumstances provided in this Section 2.2) and ending on the date six months and one day after such commencement date. In addition, Optionee may also exercise the Stock Option if the Merger Agreement shall terminate by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or (b) of the Merger Agreement, whereupon the Exercise Period shall commence on the date such termination rights are exercised and end on the date six months and one day thereafter.

               (b) In the event Optionee wishes to exercise the Stock Option, Optionee shall send a written notice (an "EXERCISE NOTICE") during the Exercise Period to each Stockholder specifying that Optionee shall purchase the total number of Shares held by such Stockholder and a date, which shall be a business day, and a place, which shall be in the city of Baltimore, for the closing of such purchase (the "STOCK OPTION CLOSING").

               (c) Upon receipt of the Exercise Notice, each Stockholder shall be obligated to deliver to Optionee a certificate or certificates representing the number of Shares held by such Stockholder (or to direct the depositary for the Offer to so deliver such certificate or certificates), in accordance with the terms of this Agreement, on the later of the date specified in such Exercise Notice or the first business day on which the conditions specified in Section
2.3 shall be satisfied. The date specified in such Exercise Notice may be as early as one business day after the date of such Exercise Notice but shall not be later than five (5) business days after the later of (i) the date of such Exercise Notice, or (ii) the date all conditions under Section 2.3 are satisfied.

          2.3 CONDITIONS TO DELIVERY OF THE SHARES. The obligation of the Stockholders to deliver, and of the Optionee to pay for, the Shares upon exercise of the Stock Option is subject to the following conditions:

               (a) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the exercise of the Stock Option and the delivery of the Shares shall have expired or been terminated; and

               (b) There shall be no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Shares in respect of such exercise.

          2.4  STOCK OPTION CLOSING.   At the Stock Option Closing, each
Stockholder will deliver to Optionee a certificate or certificates evidencing the number of Shares owned by such Stockholder, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Optionee's judgment to transfer record ownership of the Shares into Optionee's name on the stock transfer books of the Company, and Optionee will purchase the delivered Shares at the Offer Price. All payments made by Optionee to the Stockholders pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds or by certified bank check payable to the Stockholders, in an amount for each Stockholder equal to the product of (a) the Offer Price and (b) the number of Shares delivered by such Stockholder in respect of the Stock Option Closing.

          2.5 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Optionee's rights and privileges under this Agreement, the number and kind of the shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Optionee its rights and privileges under this Agreement. Without limiting the scope of the foregoing, in any such event, at the option of Optionee, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Optionee would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

     3.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

          Each Stockholder severally (and not jointly), represents and warrants to Parent and Sub that:

          3.1 POWER AND AUTHORITY. Such Stockholder has all necessary power and authority to enter into this Agreement and to sell, assign, transfer and deliver to Parent and/or Sub, pursuant to the terms and conditions of this Agreement and the Merger Agreement, the Shares legally and/or beneficially owned by such Stockholder (as set forth on SCHEDULE I hereto).

          3.2 NO OTHER RIGHTS. Except for this Agreement, there are no outstanding options, warrants or rights to purchase or acquire such Shares of such Stockholder.

          3.3 ONLY SHARES. Such Shares of such Stockholder subject to this Agreement are the only shares of Common Stock owned of record, or owned beneficially with the power to sell, by such Stockholder.

          3.4 TITLE. Such Stockholder has, and upon the closing of the Offer, Sub shall receive good and marketable title to such Shares of such Stockholder, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.

          3.5 VALIDITY. This Agreement is the legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          3.6 NON-CONTRAVENTION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) by Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Stockholder under, any provision of (i) the charter or organizational documents of such Stockholder, if any (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Stockholder or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of such Stockholder to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

     4. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to each Stockholder as follows:

          4.1 POWER AND AUTHORITY. Each of Parent and Sub has all necessary power and authority to enter into the Agreement and to purchase the Shares pursuant to the terms and conditions of this Agreement and the Merger Agreement.

          4.2 SUFFICIENT FUNDS. Parent and/or Sub has, or prior to the date of the Stock Option Closing will have, all of the funds necessary to consummate the transactions contemplated hereby on a timely basis and to pay any and all of its related fees and expenses.

          4.3 VALIDITY. This Agreement is the legal, valid and binding agreement of Parent and Sub enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          4.4  NON-CONTRAVENTION.   The execution and delivery of this Agreement
does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries which are both owned directly or indirectly by Parent and which directly or indirectly owns Sub ("Owning Subs") under, any provision of (i) the Charter or Bylaws of Parent (or any comparable organizational documents) or any provision of the comparable charter or organizational documents of Sub or any Owning Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any Owning Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any Owning Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate would not have a Parent Material Adverse Effect (as defined in the Merger Agreement), materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

     5.   COVENANTS OF STOCKHOLDERS.

          5.1 NO DISPOSITION OR ENCUMBRANCE OF SHARES; NO ACQUISITION OF SHARES. (a) Each Stockholder severally (and not jointly) covenants and agrees that, except as contemplated by this Agreement, no Stockholder shall, and no Stockholder shall offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now legally and/or beneficially owned by, or that may hereafter be acquired by, such Stockholder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the transactions contemplated by this Agreement or the Merger Agreement. Each Stockholder hereby represents and warrants that such Stockholder has granted no Voting Proxy which is currently (or which will hereafter become) effective with respect to

Shares owned by such Stockholder except Voting Proxies, if any, granted to another Stockholder, and if such Stockholder has granted a Voting Proxy to any person other than a Stockholder, such Voting Proxy is hereby revoked; PROVIDED, HOWEVER, that nothing contained in the foregoing sentence shall be deemed to revoke, limit or otherwise affect the terms of the Passano Voting Trust, the Urban Voting Trust or the Spahr Voting Trusts (as described in the Company's Proxy Statement, dated March 25, 1997) as such terms pertain to the voting of Shares subject to such voting trusts. No Voting Proxy shall be given or written consent executed by such Stockholder after the date hereof with respect to such Stockholder's Shares (and if given or executed, shall not be effective) so long as this Agreement remains in effect; PROVIDED, HOWEVER, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under Section 7.1 hereof.

               (b) Each Stockholder hereby severally (and not jointly) covenants and agrees that it shall not, and shall not offer to agree to, acquire any additional shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, without the prior written consent of Parent or Sub.

          5.2  NO SOLICITATION OF TRANSACTIONS.   Each Stockholder shall
immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. From and after the date hereof, no Stockholder shall, directly or indirectly, solicit or initiate any takeover proposal or offer from any person, or (except to the extent permitted by the last sentence of Section
5.2 of the Merger Agreement) engage in discussions or negotiations relating thereto (including by way of furnishing information). Each Stockholder shall promptly advise Parent of the receipt of any Alternative Proposal (as defined in the Merger Agreement).

          5.3 STOCKHOLDERS' REPRESENTATIVE. Each Stockholder hereby appoints William M. Passano, Jr. as Stockholders' Representative to act as Stockholders' Representative for purposes of giving and receiving notices under this Agreement.

     6.   COVENANTS OF PARENT AND SUB.

          6.1 NO SALE. Neither Parent nor Sub will sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended.

          6.2 PERFORMANCE. Parent and Sub shall perform in all material respects all of their respective obligations under the Merger Agreement.

     7.   VOTING AGREEMENT: PROXY OF STOCKHOLDER.

          7.1  VOTING AGREEMENT.   (a)  Each Stockholder hereby severally (and
not jointly) agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall (i) vote all of the Shares legally and/or beneficially owned by such Stockholder in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (ii) vote such Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) vote the Shares against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger.

               (b) Each Stockholder hereby severally (and not jointly) further agrees that, if the Merger Agreement shall terminate solely by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or
(b) of the Merger Agreement and for as long as the Exercise Period has not ended, such Stockholder (i) shall attend or otherwise participate in all duly called stockholder meetings and in all actions by written consent of stockholders, (ii) shall vote the Shares legally and/or beneficially owned by such Stockholder to enlarge the Board of Directors of the Company and to provide the Optionee with a majority of members of the Board, (iii) shall not, without the prior written consent of Parent or Sub, vote any of such Shares in favor of any actions requiring stockholder approval which are described in Section 5 of the Merger Agreement and (iv) shall otherwise vote such Shares, and use its reasonable efforts in its capacity as stockholder of the Company, to prevent the actions prohibited by Section 5 of the Merger Agreement.

          7.2  IRREVOCABLE PROXY.  With respect to those persons set forth in
Schedule II hereto, in the event that any Stockholder shall breach its covenant set forth in Section 7.1, such Stockholder (without any further action on such Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney-in-fact and proxy of such Stockholder pursuant to the provisions of Section 2-507 of the MGCL, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock (including the Shares) that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise to vote such shares as set forth in Section 7.1 above; PROVIDED that in any such vote or other action pursuant to such proxy, Parent shall not have the right (and such proxy shall not confer the right) to vote to reduce the Offer Price or the Merger Consideration (as defined in the Merger Agreement) or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholders) under the Offer or the Merger Agreement or to reduce the obligations of Parent and/or Sub thereunder; and PROVIDED FURTHER, that this proxy shall irrevocably cease to be in effect at any time that (x) the Offer shall have expired or terminated without any share of Common Stock being purchased thereunder, in violation of the terms of the Offer or the Merger Agreement or (y) Parent or Sub shall be in violation of the terms of this Agreement. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder shall execute and deliver to Parent any proxy cards that such Stockholder receives to vote in favor of the consummation of the Merger. Parent shall deliver to the Secretary of the Company any such proxy cards received by it at any meeting called to approve the consummation of the Merger.

     8. TRANSFER OF OPTIONS. Each of the Stockholders identified on Schedule I hereto as holding options to purchase shares of Common Stock of the Company (each a "Company Option") severally (and not jointly) agrees that so long as this Agreement shall remain in effect, such Stockholder (for purposes of this Section 8, an "Optionholder") will not transfer or exercise any Company Options held by such Optionholder provided, however, that at the Effective Time, (as defined in the Merger Agreement) each Optionholder agrees to accept an amount in respect of such Company Options equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Company Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) and each such Company Option shall thereafter be canceled.

     9. EFFECTIVENESS: TERMINATION: NO SURVIVAL. This Agreement shall become effective as to each Stockholder upon its execution by such Stockholder, Parent and Sub hereto and upon the execution of the Merger Agreement. This Agreement may be terminated as to each Stockholder at any time by mutual written consent of such Stockholder, Parent and Sub. Other than the Stock Option, which shall be governed by Section 2.2(a), this Agreement shall terminate, without any action by the parties hereto, on the date on which the Merger Agreement terminates in accordance with its terms. No such termination shall relieve any party from liability for any breach of this Agreement. The representations and warranties of the parties set forth in Sections 3 and 4 hereof shall not survive the termination of this Agreement (except that if the Stock Option is duly exercised, Sections 3.1, 3.2, 3.4 and 3.5 shall survive the exercise of the Stock Option and the purchase of the Shares pursuant thereto, regardless of any investigation made by Parent or Sub).

     10.  MISCELLANEOUS.

          10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, with return receipt requested, as follows:

                         If to Parent or Sub, to:

                              Wolters Kluwer United States Inc.
                              161 North Clark Street
                              Chicago, Illinois 60601
                              Attention:     Bruce C. Lenz
                                             Executive Vice President

                         with a copy to:

                              Pryor, Cashman, Sherman & Flynn
                              410 Park Avenue
                              New York, New York 10022
                              Attention:     Arnold J. Schaab, Esq.

                         If to the Stockholders, to the Stockholders'
                         Representative at:

                              Waverly, Inc.
                              351 West Camden Street
                              Baltimore, Maryland 21117
                              Attention:  William M. Passano, Jr.


                         with a copy to:

                              Venable, Baetjer, Howard & Civiletti, LLP
                              1201 New York, Avenue, N.W.
                              Suite 1000
                              Washington, D.C. 20005
                              Attention:  Ariel Vannier, Esq.

                         and a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              1440 New York Avenue, N.W.
                              Washington, D.C. 20005
                              Attention:  Michael P. Rogan, Esq.

          10.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party sought to be bound thereby.

          10.3 NO PRIOR AGREEMENTS. This Agreement and the Merger Agreement contain the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          10.4 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, except that Parent or Sub may assign its rights under this Agreement to another direct or indirect wholly-owned subsidiary of Parent, but such assignment shall not relieve Parent or Sub of their respective obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their successors (including heirs, administrators and executors of individuals) and permitted assigns.

          10.5 REMEDIES. Parent and Sub, on the one hand, and the Stockholders, on the other hand, each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

          10.6 EXPENSES. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

          10.7 COUNTERPARTS. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered to be an original, both of which together shall constitute the same instrument.

          10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland, without regard to the principles of conflicts of laws.

          10.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement to take effect as of the date set forth above.

                                        WOLTERS KLUWER U.S. CORPORATION


                                        By: /s/ Peter W. van Wel
                                           --------------------------------
                                               Name:  Peter W. van Wel
                                               Title: President


                                        MP ACQUISITION CORP.


                                        By: /s/ Bruce C. Lenz
                                           --------------------------------
                                               Name:  Bruce C. Lenz
                                               Title:  Vice President

                                     STOCKHOLDERS


/s/ William M. Passano, Jr.                  /s/ Matthew K. Hill
---------------------------                  -------------------------------
William M. Passano, Jr.                      Matthew K. Hill


/s/ Helen A. Passano                        By: /s/ Kemp Passano Hill
---------------------------                     ----------------------------
Helen A. Passano                                Legal Representative of
                                                Matthew K. Hill

/s/ Thomas J. Hill                           /s/ Edward Passano Hill
---------------------------                  -------------------------------
Thomas J. Hill                               Edward Passano Hill


/s/ Kemp Passano Hill                       By: /s/ Kemp Passano Hill
---------------------------                     ----------------------------
Kemp Passano Hill                               Legal Representative of
                                                Edward Passano Hill


/s/ William Harrison Hill                    /s/ Leslie H. Passano
---------------------------                  -------------------------------
William Harrison Hill                        Leslie H. Passano


By: /s/ Kemp Passano Hill
    ---------------------------
    Legal Representative of
    William Harrison Hill


/s/ Virginia J. Hill                         /s/ Terry D. Passano
---------------------------                  -------------------------------
Virginia J. Hill                             Terry D. Passano


By:    /s/  Kemp Passano Hill
       ----------------------------          Trust for Ida K. Passano
       Legal Representative of
       Virginia J. Hill

                                             By: /s/ William M. Passano, Jr.
                                                 ----------------------------
                                                 Name:  William M. Passano, Jr.
                                                 Title:  Trustee


                                             By: /s/ Susan P. Macfarlane
                                                 ----------------------------
                                                 Name:  Susan P. Macfarlane
                                                 Title:  Trustee

Passano Family Life Estate


By: /s/ Edward M. Passano, Sr.               /s/ C. Alexandra Passano
    -------------------------------          ------------------------------
       Name:  Edward M. Passano, Sr.         C. Alexandra Passano
       Title:  Trustee


By: /s/ William M. Passano, Jr.              /s/ William M. Passano, Jr.
    -------------------------------          ------------------------------
       Name:  William M. Passano, Jr.        Legal Representative of
       Title:  Trustee                       C. Alexandra Passano


By: /s/ Susan P. Macfarlane                  /s/  Nicholas Bartlett
    -------------------------------          ------------------------------
       Name:  Susan P. Macfarlane             Nicholas Bartlett
       Title:  Trustee


/s/ Cannon Passano                           By: /s/ Joanne Bartlett
-----------------------------------             ---------------------------
Cannon Passano                                  Legal Representative of
                                                Nicholas Bartlett


By: /s/ William M. Passano, Jr.              /s/ E. Magruder Passano, Jr.
    -------------------------------          ---------------------------
    Legal Representative of                  E. Magruder Passano, Jr.
    Cannon Passano


/s/ Caroline Passano                         /s/ Helen M. Passano
-----------------------------------          ---------------------------
Caroline Passano                             Helen M. Passano


By: /s/ William M. Passano, Jr.              /s/ Joanne B. Bartlett
   --------------------------------          ---------------------------
   Legal Representative of                   Joanne B. Bartlett
   Caroline Passano


/s/ Tamara A. Passano                        /s/ Christopher Bartlett
----------------------------------           ---------------------------
Tamara A. Passano                            Christopher Bartlett



By: /s/ Helen M. Passano                     /s/ Elizabeth Bartlett
    ------------------------------           ---------------------------
       Legal Representative of               Elizabeth Bartlett
       Tamara A. Passano

/s/ Edward M. Passano, Sr.                  By:
-------------------------------                 ----------------------------
Edward M. Passano                               Legal Representative of
                                                Elizabeth Passano


/s/ Mary F. Passano                          /s/ Catherine M. Passano
-------------------------------              -------------------------------
Mary F. Passano                              Catherine M. Passano


/s/ Mary T. Fleming                          By: /s/ E. Magruder Passano, Jr.
-------------------------------                 ----------------------------
Mary T. Fleming                                 Legal Representative of
                                                Catherine M. Passano


/s/ Samuel G. Macfarlane                     /s/ Graham Long
-------------------------------              -------------------------------
Samuel G. Macfarlane                         Graham Long


/s/ Sarah R. Passano                        By: /s/ Margaret M. Long
--------------------------------                ---------------------------
Sarah R. Passano                             Legal Representative of
                                             Graham Long


By:  /s/ Helen M. Passano                     /s/ Margaret M. Long
   -----------------------------             -------------------------------
   Legal Representative of                   Margeret P. Long
   Sarah R. Passano


                                             /s/ Anne Hutton
                                             -------------------------------
                                             Anne Hutton


/s/ Katherine Long
-------------------------------
   Katherine Long



By: /s/ Margaret M. Long
   ----------------------------
   Legal Representative of
   Katherine Long



/s/ Eleanor Macfarlane                      By: /s/ Edward B. Hutton, Jr.
--------------------------------                ----------------------------
Eleanor Macfarlane                              Legal Representative of
                                                Anne Hutton

By: /s/ David Macfarlane                     /s/ Michael Urban
   -----------------------------             ------------------------------
       Legal Representative of               Michael Urban
       Eleanor Macfarlane                    Urban Voting Trust





/s/ James P. Macfarlane                      By: /s/ William M. Passano, Jr.
--------------------------------                ---------------------------
James P. Macfarlane                             Name: William M. Passano, Jr.
                                                Title: Trustee


/s/ Jamie M. Macfarlane                      By: /s/ Michael Urban
--------------------------------                ---------------------------
Jamie M. Macfarlane                             Name: Michael Urban
                                                Title: Trustee



By: /s/ James P Macfarlane                  /s/ John Spahr, Jr.
   -----------------------------             ---------------------------
   Legal Representative of                   John Spahr, Jr.
   Jamie M. Macfarlane


/s/ Grace S. Macfarlane                      /s/ Robert Spahr
--------------------------------             ---------------------------
Grace S. Macfarlane                          Robert Spahr




By: /s/ David G. Macfarlane                  /s/ Edward B. Hutton
    ----------------------------             ---------------------------
    Legal Representative of                  Edward B. Hutton
    Grace S. Macfarlane


/s/ David G. Macfarlane
-------------------------------
David G. Macfarlane

     The Company hereby consents to the provisions of Section 7 of this Agreement as applicable to the Shares held by the Spahr Voting Trusts which are subject to that certain Escrow Agreement dated January 10, 1991 among the Company, the Spahrs and First National Bank of Maryland, as Escrow Agent.

WAVERLY, INC.


By: /s/ Edward B. Hutton, Jr.
    ----------------------------
    Edward B. Hutton, Jr.
    Chief Executive Officer and President

     The subscribers to each of the Passano Voting Trust, the Urban Voting Trust and the Spahr Voting Trusts hereby consent to any and all actions taken or contemplated to be taken by the Trustees who are Stockholders pursuant to this Agreement.

SUBSCRIBERS:


/s/ William M. Passano, Jr.
---------------------------------
/s/ Susan P. Macfarlane
---------------------------------
/s/ Edward M. Passano, Jr.
---------------------------------
/s/ John Spahr, Jr.
---------------------------------
/s/ Robert Spahr, Jr.
---------------------------------
/s/ Michael Urban
---------------------------------
/s/ Catsfield, Inc
---------------------------------
By:  Michael Urban
     ----------------------------
     Beneficial Owner

SCHEDULE I




WAVERLY, INC.                                     As of 1/30/98                           09-Feb-98
Directors and Officers Stock Ownership



                              Actual
                            Holdings @         401K          Total Options         GRAND
                              01/30/98       Holdings         Outstanding          TOTAL
                              --------       ----------      ------------       -----------

William M. Passano Jr.   O/D
-----------------------

                              133,255           4,689             85,000           222,944
Helen A. (Wife)                45,384                                               45,384
Kemp H. (Adult)                27,001                                               27,001
Thomas (Adult)                      0                                                    0
Kemp & Thomas (Adult)             400                                                  400
William (Minor)                 1,903                                                1,903
Virginia (Minor)                2,703                                                2,703
Matthew (Minor)                   100                                                  100
Edward(Minor)                     600                                                  600
Leslie H. (Adult)              11,644                                               11,644
Will (Adult)                   11,460                                               11,460
Terry D. (Adult)                1,708                                                1,708
Caroline (Minor)                1,753                                                1,753
C. Alexandra (Minor)            1,753                                                1,753
Cannon (Minor)                  1,648                                                1,648
Joanne B. (Adult)              20,215                                               20,215
Christopher (Adult)             1,703                                                1,703
Nicholas (Minor)                1,703                                                1,703
Elizabeth (Minor)               2,103                                                2,103
                              -------        -------           --------         ----------
     Subtotal                 267,036         4,689             85,000             356,725

Trust (Ida K.)                 15,662                                               15,662
                              -------        -------           --------         ----------

GRAND TOTAL                   282,698          4,689            85,000             372,387




WAVERLY, INC.                                     As of 2/8/98                           10-Feb-98
Directors and Officers Stock Ownership


                              Actual
                            Holdings @         401K          Total Options         GRAND
                              01/30/98       Holdings         Outstanding          TOTAL
                              --------       ----------      ------------       -----------


E. Magruder Passano, Jr.  O/D
-----------------------
Self                           7,616             497            29,000             37,113
Helen M. (Wife)               79,769                                               79,769
Catherine M. (Minor)          62,435                                               62,435
Sarah R. (Minor)              30,333                                               30,333
Tamara A. (Minor)             44,115                                               44,115
                            --------         -------           --------          --------
GRAND TOTAL                  224,268             497            29,000            253,765

Edward M. Passano
-----------------        D
Self                           2,600                                                2,600
Mary F. (Wife)                 6,130                                                6,130
Mary T. Fleming                2,610                                                2,610
                            --------         -------           --------          --------
GRAND TOTAL                   11,340              0                  0             11,340

LIFE ESTATE                3,227,822                                            3,227,822
                           ---------                                            ---------



WAVERLY, INC.                                     As of 2/8/98                           10-Feb-98
Directors and Officers Stock Ownership



                              Actual                            Total
                            Holdings @         401K            Options             GRAND
                              01/30/98       Holdings         Outstanding          TOTAL
                              --------       ----------      ------------       -----------


Samuel G. Macfarlane     D
-----------------------
Self                           1,320                                                1,320
Susan P. (Wife)                    0                                                    0
Margaret P. Long (Adult)      20,664                                               20,664
Katherine Long (Minor)           900                                                  900
Graham Long (Minor)              900                                                  900
David G. (Adult)              21,552                                               21,552
Grace S. (Minor)                 100                                                  100
Eleanor (Minor)                  100                                                  100
James P. (Adult)              29,566                                               29,566
Jamie M. (Minor)                 100                                                  100
                           ---------         --------       -----------         -----------
  Subtotal                    75,202                0                 0            75,202
Trust                          7,800                                                7,800
                           ---------         --------       -----------         -----------


GRAND TOTAL                   83,002                0                 0            83,002

TOTAL FAMILY               3,829,130            5,186           114,000         3,948,316



WAVERLY, INC.                                     As of 2/8/98                           10-Feb-98
Directors and Officers Stock Ownership



                              Actual                           Total
                            Holdings @         401K           Options             GRAND
                              1/30/98        Holdings        Outstanding          TOTAL
                              --------       ----------      ------------       -----------



Spahr, John Mr.        Dir   155,000                0                  0           155,000
Hutton, Edward B, Jr.  O/D       850            1,817            282,000           284,667
  Anne (Minor)                   200                0                  0               200
Urban, Michael         O/D   800,000                0              2,500           802,500
Spahr, Robert          O/D   155,000                0                  0           155,000

                           ---------        ---------         -----------      -----------
     Total                 1,111,050            1,817            284,500         1,397,367

GRAND TOTAL                4,940,180            7,003            398,500         5,345,683


                                       SCHEDULE II



Passano Family Life Estate

Robert Spahr

John Spahr, Jr.

Dr. Michael Urban

William M. Passano, Jr.

Helen A. Passano


Helen M. Passano, individually and as
legal guardian of:
     -    Catherine M. (minor)
     -    Sarah R. (minor)
     -    Tamara A. (minor)


Kemp Passano Hill, individually and as
egal guardian of:
     -    William (minor)
     -    Virginia (minor)
     -    Matthew (minor)
     -    Edward (minor)


James P. MacFarlane, individually and
as legal guardian of:
     -    Jamie M. (minor)



Edward B. Hutton, Jr., individually and
as legal guardian of:
     -    Anne (minor)